

George Condo (b. 1957)

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Easter Sunday (2011)

Masterworks has sold two Condo paintings to date, netting investors annualized returns of 39.3% and 21.5%. The Painting is fresh to market after remaining in the same private collection since it was originally purchase from Skarstedt Gallery in 2011.

INVESTMENT THESIS

Initial Offering Price

$2,830,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$6.0m
$4.0m
$2.0m
12
14
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18
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22

Price Appreciation of Similar Works

18.3%

Sharpe Ratio (1992-2021)	watch video
George Condo	▲0.83
All Art	0.39
S&P 500	0.54

46% Progress

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George Condo
(b. 1957)

George Condo (b. 1957, New Hampshire) is one of America's most celebrated and influential contemporary artists. Works by George Condo reside in some of the most esteemed collections of contemporary art in the world, including The Museum of Modern Art, the Whitney Museum of American Art, the Solomon R. Guggenheim Museum, and the Metropolitan Museum of Art in New York.

Painting







INVEST NOW

GEORGE

CONDO

b. 1957, UNITED STATES



$2,830,000

INITIAL OFFERING

18.3%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

▲0.77

MARKET RISK-ADJUSTED APPRECIATION[2]

23.7%

ANNUAL GROWTH OF RECORD PRICE[3]

17.1%

MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Easter Sunday, 2011

Oil on canvas | 72 × 60 in. (183 × 152 cm.)

George Condo remains one of the most celebrated and influential American artists working today, known for his innovative style blending abstraction with figuration.

The Painting is a characteristic example of George Condo's distinct practice, which often blends art historical concepts with his interest in contemporary culture and the human psyche. Executed in 2011, the Painting depicts a complex composition of geometric and figurative forms that careen across a fragmented and abstracted plane and employs Condo's recognizable artistic language that draws on Cubism, Old Master paintings, and cartoon imagery. The influence of Pablo Picasso is especially evident in the Painting. The Spanish painter's revolutionary, fractured compositions and overlapping viewpoints 77 — hallmarks of "Analytical Cubism," have been adopted by Condo, who speaks of their similarity. In a 2014 interview with Stuart Jeffries, Condo explained: "I describe what I do as Psychological Cubism. Picasso painted a violin from four different perspectives at one moment. I do the same with psychological states." The various faces that populate the Painting's composition are likely invented characters or archetypes, inspired by Condo's imagination and love of fiction novels, rather than a specific subjects or individuals. The Painting's mix of abstraction and representation visualizes the artist's tendency to blend fact and fiction as much as he blends styles. As of March 20, 2023, recent Cubist works executed after 2008, which are of similar scale and period to the Painting have sold at auction in excess of $2,600,000 and include: *Escaping From Dark* (2017), which sold for HKD 36,450,000 ($4,669,026) at Christie's, Hong Kong, on November 30, 2022, *Tumbling Forms* (2015), which sold for $2,820,000 at Christie's, New York, on May 10, 2022, and *Blue and White Improvisation* (2018), which sold for HKD 20,650,000 ($2,659,410) at Christie's, Hong Kong, on May 24, 2021. The Painting's subject, execution, and format make it a commercial and desirable work by George Condo.

AS OF MARCH 20, 2023, THE ARTIST'S TOP RECORDS ARE LED BY *FORCE FIELD* (2010), WHICH SOLD FOR HKD 53,150,000 ($6,857,413) AT CHRISTIE'S, NEW YORK ON JULY 10, 2020, *NUDE AND FORMS* (2014), WHICH SOLD FOR $6,162,500 AT CHRISTIE'S, NEW YORK ON MAY 17, 2018, AND *LINEAR CONNECTION* (2010), WHICH SOLD FOR $4,950,000 AT CHRISTIE'S, NEW YORK ON NOVEMBER 9, 2021.

George Condo's evolving artistic practice has been recognized at leading international cultural events, which includes participation in the Whitney Biennial of 1987 and 2010, the Venice Biennale of 2013 and 2019, and the Gwangju Biennial of 2014, among others. Works by George Condo are held in the permanent collections of some of the world's most esteemed art institutions, including The Museum of Modern Art, the Whitney Museum of American Art, the Metropolitan Museum of Art in New York, the National Gallery of Art in Washington, D.C., the Tate Modern in London, the Centre Georges Pompidou in Paris, and more. As of March 20, 2023, the artist's top records are led by *Force Field* (2010), which sold for HKD 53,150,000 ($6,857,413) at Christie's, New York on July 10, 2020, *Nude and Forms* (2014), which sold for $6,162,500 at Christie's, New York on May 17, 2018, and *Linear Connection* (2010), which sold for $4,950,000 at Christie's, New York on November 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$7.0M
$5.3M
$3.5M
$1.8M
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2022

George Condo (b. 1957, Concord, New Hampshire) is one of the most celebrated and influential American contemporary artists working today. In 1976, Condo enrolled in Art History and Music Theory at the University of Massachusetts, but left after two years to study at the Massachusetts College of Art in Boston. After one year in the program, Condo dropped out of school altogether to pursue his career as a painter and musician, and in 1979, moved to New York City where he supported himself with a series of odd jobs. Most notably, Condo briefly worked for Rupert Smith, who printed for Andy Warhol. During this time, Condo began teaching himself new painting techniques inspired by Old Master painters, such as Rembrandt van Rijn and Giambattista Tiepolo. George Condo's early work culminated in his first commercially successful shows organized in 1984, first by Monika Sprüth in Cologne, and shortly thereafter, by Pat Hearn and Barbara Gladstone in New York. By this time, Condo had developed friendships with other rising stars of the downtown art scene, including Jean-Michel Basquiat and Keith Haring. For the next two decades, Condo continued to work prolifically and was exhibited by major galleries and institutions, the most notable of which was the 2005 "One Hundred Women. Retrospective," which traveled from the Museum of Modern Art in New York to the Kunsthalle Bielefeld in Germany, as well as the 2006 "Wrong Gallery" exhibition at the Tate Modern in London. From September through November 2021, the artist was the subject of a major retrospective at the Long Museum in Shanghai, China, titled "George Condo: The Picture Gallery." This show included over 200 works and represented the artist's largest solo show to date in Asia.





GEORGE CONDO, *EASTER SUNDAY*



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for George Condo has a risk-adjusted appreciation of 0.77. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by George Condo have a record price compound annual growth rate ("CAGR") of 23.7% from May 6, 1986, to September 30, 2022. This calculation is based on (i) a record price of $2,500 on May 6, 1986, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,805,900, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for George Condo is 17.4%, which is based on 79 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of George Condo was May 6, 1992, and ending on the last date a repeat sale occurred for such artist, which in the case of George Condo was December 14, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

6. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by George Condo with the following criteria: canvas paintings executed 2008 to present that measure 50 inches by 50 inches to 110 inches by 110 inches and excluding examples with paper collage, and fully or mostly monochromatic compositions . The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 18.3% CAGR implied from selected sales occurring from November 14, 2012 to November 30, 2022.